Exhibit 99.1

Company Contact:
Donald H. Walker	Bill Roberts, CTC
Vice President-Finance and CFO	(937) 434-2700
Frisch’s Restaurants, Inc.	Wayne Buckhout, CTC
(513) 559-5202	(937) 434-2700

Frisch’s Restaurants, Inc. Board Elects Chairman,

Names New Director

FOR IMMEDIATE RELEASE

Cincinnati, OH—March 16, 2005—Frisch’s Restaurants, Inc. (Amex:FRS), announced that at its regular Board of Directors meeting held yesterday the board unanimously elected Daniel W. Geeding, 62, Chairman of the Board and Karen F. Maier, 53, as a new director. Dr. Geeding replaces Jack C. Maier, who passed away on February 2, 2005.

Dr. Geeding has served as a director of Frisch’s Restaurants, Inc. since 1992. He is Vice President and CFO of the Health Foundation of Greater Cincinnati and the Health Foundation Fund. He was formerly Dean of the Williams College of Business at Xavier University, where he also served as a Professor of Management and Director of the Xavier Consulting Group. Geeding also serves as a director for the Corporation for Findlay Market; trustee for the Bicentennial Commons Board of Visitors and a member of the Audit Committee for the Health Alliance.

Karen Maier joined the Company in 1974 and has been Vice President-Marketing for Frisch’s since 1983. In addition, she has performed extensive community work, currently serving as Vice Chair of the FreeStoreFoodBank in Cincinnati and Secretary of the Board of the Cincinnati Reds Hall of Fame and Museum.

Craig F. Maier, President and Chief Executive Officer, said, “We are very pleased that Dan has agreed to serve as our Chairman with his exceptional leadership and organizational skills. Karen brings to the board strong marketing knowledge and an excellent perspective of the restaurant industry.”

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name of Frisch’s Big Boy. The Company also operates grill buffet-style restaurants under the name Golden Corral under certain licensing agreements. All restaurants operated by the Company are located in various regions of Ohio, Indiana and Kentucky. Plans are in place to expand Golden Corral operations into certain parts of Michigan, Pennsylvania and West Virginia.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. The Company also licenses Big Boy restaurants to other operators in certain parts of Ohio, Kentucky and Indiana.